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Exhibit 10.5

                              EMPLOYMENT AGREEMENT

         This agreement is made and entered into as of September 11, 2000 between eMagin Corporation, a Delaware corporation (the "Company") and Andrew P. Savadelis (the "Executive").

         WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein.

         WHEREAS, the Executive is willing to accept employment on such terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this agreement, the parties hereby agree as follows:

I.       EMPLOYMENT

         The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the term of employment as provided in Article II below and upon the terms and conditions provided in this agreement.

II.      TERM

         The Executive's term of employment under this Agreement shall commence on September 25, 2000 (the "Closing Date") and shall terminate as provided in
Article VI hereof (the "Employment Period").

III.     POSITION AND RESPONSIBILITIES

         A. During the Employment Period, the Executive agrees to serve as Chief Financial Officer and Executive Vice President of Finance (the "CFO") of the Company and each subsidiary of the Company. The Executive shall report to the President and Chief Executive Officer (the "CEO") of the Company. The Executive shall have the normal duties, responsibilities and authority of the Chief Financial Officer subject to the power of the Company's Board of Directors (the "Board") to expand or limit such duties, responsibilities and authority and to override actions of the CEO.

         B. During the Employment Period, the Executive shall devote his full business time, attention and efforts to the business and affairs of the Company and its subsidiaries and as otherwise approved by the Board. The Executive shall perform faithfully the duties which may be assigned to him from time to time by the CEO and/or Board and shall use his best efforts and skills to promote the Company's and its subsidiaries business. During the continuance of the Executive's employment hereunder, the Executive shall comply with all reasonable requests and directions from time to time


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given to the Executive (consistent with his position as the CFO) by the CEO and/or Board and with all rules and regulations from time to time promulgated by the Company and its subsidiaries concerning its employees.

IV.      COMPENSATION

         For services rendered by the Executive hereunder, the Executive shall be compensated as follows:

         A. Base Salary: The Company shall pay the Executive a fixed base salary of $250,000 per calendar year (or prorated portion thereof), or such higher rate as the CEO and/or Board may designate from time to time (the "Base Salary") payable in installments on the Company's regular payroll dates commencing on the Closing Date. If the Executive's Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for purposes of this agreement..

         B. Bonus: The Company shall pay the Executive a "non-milestone driven" bonus of $150,000 paid quarterly over (1) one year from the Closing Date.

         C. Performance Bonus: The Executive shall be eligible for bonuses as well as other incentive compensation as may be authorized from time to time by the CEO and/or compensation committee of the Board. It is the intent of the Company to create a "milestone driven" bonus program for the executives, employees and Board of the Company, subject to Board approval.

         D. Business Related Expenses: The Company shall reimburse the Executive in accordance with Company policy, for all actual documented out-of-pocket travel, entertainment, business and other expenses reasonably and properly incurred by the Executive in performing his duties and obligations under this agreement.

         E. Stock Options: The Company shall, in connection with the Executive's employment under this agreement, grant to the Executive options to purchase that number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as set forth on Annex A attached hereto. The options are subject to the terms and conditions of the Start-up Stock Option Plan attached hereto as Exhibit A, but in any case shall provide for accelerated vesting of all options in the case of a change in control as defined in Article VI. D. of this agreement. The Board intends to review the Executive's performance under this agreement with a view to the possible grant of additional stock options to the Executive on an annual basis to reward Executive for performance hereunder.

         F. Relocation Assistance: As consideration for Executives relocating his residence closer to the Company (the "Local Residence"), the Company agrees to pay Executive a relocation allowance of $125,000 for any purpose the Executive determines. The relocation assistance will be distributed to Executive in the amounts of (i) $50,000 within ten (10) days of Closing Date and (ii) $75,000 upon completion of the purchase of



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a Local Residence as long as the purchase occurs within one year of Closing
Date. The relocation allowance may be subject to repayment if the Executive voluntarily leaves the Company within one year of Closing Date.

         The Company agrees to reimburse Executive up to $2,500 per month for temporary lodging and miscellaneous expenses for up to twelve months from Closing Date or Local Residence relocation, which ever comes first. The Company will cover reasonable costs of packing and transporting effects from Executive's current residence.

         G. General Benefits: During the term of this agreement, the Executive will be eligible to receive such benefits as are generally provided to executive officers of the Company as determined from time to time by the Board.

V        RESTRICTIONS

         A. Non-Interference and Non-Solicitation: During the Employment Period and for a period of one year thereafter, the Executive shall not directly or indirectly:

            (i) encourage or solicit any officer or employee of the Company or any of its subsidiaries to leave the employ of any such entity;

            (ii) interfere with or otherwise disrupt in any material respect the relationship(s) of the Company with any of its subsidiaries, customers, supplier, licensee, licensor, franchisee or other business relation (or potential relationship) of the Company or any subsidiary

            (iii) While the restrictions set forth in this Article V are considered by both parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly, it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all circumstances for the protection of the interests of the Company and its subsidiaries but would be valid if part of the wording thereof were deleted and/or the period (if any) thereof reduced and/or the area dealt with thereby reduced in scope, then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

VI       TERMINATION

         A. Termination Due to Death or Disability: The Company may terminate the Executive's employment hereunder due to Disability. For purposes of this agreement, "Disability: shall occur if the Executive is unable (other than by reason of death), as determined by the Board on good faith judgement, to perform the duties of his occupation hereunder for at least 180 days during any twelve month period. In the event of the


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Executive's death or a termination of the Executive's employment by the Company due to Disability, the Executive, his estate or his legal representative, as the case may be, shall be entitled to:

            (i) any Base Salary accrued or earned but not yet paid as of the date of termination;

            (ii)  any bonus earned but not yet paid;

            (iii) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Article IV and that are incurred, but not yet paid; and

            (iv) any short- or- long- term disability or death benefits provided under the Company's plans.

         B. Resignation by Executive or Termination by the Company for Cause:
The Executive may resign, or the Company may terminate the Executive's employment for Cause (as defined below) as provided in this Article VI. B. If the Executive resigns or the Company terminates the Executive's employment hereunder for Cause, the Executive shall be entitled to (i) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Article IV. and that are incurred, but not yet paid, prior to such termination of employment; and (ii) any base salary and bonuses accrued or earned but not yet paid as of the date of termination. All stock options held by Executive that have not yet vested as of the date of resignation or termination for cause shall be cancelled.

         If the Executive is to be terminated for Cause as provided in this
Article VI.B., the Executive shall be given (30) days written notice of such termination. Such written notice shall specify the particular act or acts, or failure to act, which is the basis for the termination of the Executive's employment for Cause. The Executive shall be given the opportunity during such thirty-day period to correct such act or failure to act. Upon failure of the Executive, within such thirty-day period, to correct such act or failure to act, or to provide the CEO and/or Board with a corrective action plan acceptable to the CEO and/or Board, the Executive's employment by the Company shall automatically be terminated under this Article VI.B. for Cause.

         C. Termination Without Cause or Termination for Good Reason: The Company may terminate the Executive's employment hereunder without Cause (as defined below) and the Executive may terminate his employment hereunder for Good Reason (as defined below). If the Executive terminates his employment for Good Reason, or if the Company terminates the Executive's employment hereunder without Cause, other than due to death or Disability, the Executive shall be entitled to at least:

            (i)   an amount equal to his then annual base salary


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            (ii)  reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Article IV. and that are incurred, but not yet paid, prior to such termination of employment;

            If the Executive intends to terminate his employment for Good Reason, the Executive shall give written notice to the Company which notice shall specify the particular act or acts, or failure to act, which is or are the purported basis for the termination of his employment for Good Reason. The Company shall be given the opportunity for a period of (30) days after its receipt of such notice to correct such act or acts or failure to act. Upon failure of the Company, within such thirty day period, to correct such act or acts, or failure to act, the Executive's employment by the Company shall automatically be terminated under this Article VI.C for Good Reason.

For purposes of this Agreement, "Cause" means

      (a) breach of the terms or conditions of Executive's confidentiality agreement with the Company, which breach is not cured within thirty days after the Company gives Executive written notice of the breach;

      (b) unexcused absences in excess of five (5) days in the aggregate within any one-year period (with absences for bona fide illness considered excused);

      (c) inducement of any customer, consultant, employee, or supplier of the Company to breach any contract with the Company or cease its business relationship with the Company or any competition with the Company;

      (d) willfully exceeding the scope of Executive's authority as a specifically delegated in writing from time to time by the Company's Board of Directors;

      (e) willful, deliberate, and persistent failure by Executive to perform the duties and obligations of Executive's employment which are not remedied in thirty days receipt of written notice from the Company;

      (f) an act or acts of dishonesty undertaken by Executive intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

      (g)   material breach of a fiduciary or contractual duty to the Company;

      (h) commission of an act that results in material harm to the goodwill or reputation of the Company; or

      (i)   conviction or a plea of guilty of any felony.

Termination for Cause.

            (i) To be deemed terminated for Cause, the Company shall have given Employee written notice stating the alleged Cause and shall have provided Employee an opportunity to present evidence to the Board of Directors, at the Company's offices on a date and time mutually convenient to the Board, no sooner than one and not later than two weeks after the foregoing notice, to refute the claim of


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                  Cause. Pending a hearing to determine whether Cause exists, the Company may suspend Executive with pay.

         For purposes of this Agreement, "Good Reason" means and shall be deemed to exist if, without prior written consent of the Executive, the Executive:

            (i) Is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions, as set forth and described in Article III of this Agreement.

            (ii) Suffers a reduction in the duties, responsibilities or authority associated with his titles or positions, as set forth and described in Article III of this Agreement.

            (iii) Is not appointed to, or is removed from the offices provided for in Article III of this agreement

            (iv)  The Executive's compensation is reduced in violation of
                  Article IV hereof.

            (v) Good Reason shall also mean any other breach of this agreement by the Company.



         D. Termination Upon Change in Control: In addition to the Executive's rights under Article VI.C. of this agreement in the event of a Change in Control (as defined below) of the Company and the termination of the Executive's employment by Executive under this paragraph, the Executive shall be entitled to the severance compensation set forth in Article VI.C. of this Agreement, plus any bonus earned but not yet paid. The following shall constitute termination under this paragraph:

         The Executive terminates his employment under this Agreement pursuant to a written notice delivered to the CEO and/or Board within (3) twelve months after the occurrence of the Change in Control.

         For purposes of this paragraph, the term "Change in Control" shall mean the following occurring after the date of this agreement:


            (i) The merger or consolidation of the Company with or into another person or the merger or consolidation of another person with or into the Company, or the sale of all or substantially all the assets of the Company to another person in which the securities of the Company that are outstanding immediately prior to such transaction and which represent


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                  100% of the aggregate power of the Common Stock are changed into or exchanged for cash, securities or property); or

            (ii) The consummation of a merger or consolidation of the Company with or into another entity or other corporate reorganization, if more than 50 % of the combined voting power of the continuing or surviving entities securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or their reorganization.

         In the event that it is determined that any payment or distribution of any type (other than gains from the exercise of options and sale of subsequent stock) to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986 as amended (the "Code"), and such regulation thereunder, or by an affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (the "Total Payments") , would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax collectively referred to as (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that shall fund the payment by the Executive of any Excise tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

         E. Other: Upon termination of the Executive's employment pursuant to this Article, the Executive (or if applicable, his estate) shall immediately deliver to the Company all documents, correspondence, memoranda, notes, records, reports, plans, designs, studies and any other reports or items made or received by the Executive in connection with his employment with the Company, and all computer equipment, disks, software, keys, credit cards, books and other property of or relating to the Company or any of its subsidiaries then in the Executive's (or if applicable, his estate's) possession.

         After any termination of the Executive's employment hereunder, the Executive shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any of its subsidiaries, or use for trade or other purposes the name of the Company or of its subsidiaries or any name capable of confusion therewith.

VII      CONFIDENTIAL INFORMATION AND EMPLOYEE WORK PRODUCT
A.       Non-Disclosure of Confidential Information and Materials.
Executive recognizes that the nature of Executive's employment and relationship with Company is such that Executive will have access to, and that there will be disclosed to


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Executive during the course of such relationship, Confidential Information owned by Company and its current and future affiliates (collectively referred to as "Affiliates"). Company and its Affiliates are collectively referred to in this Agreement as "Company Parties." Executive acknowledges that, except for Executive's relationship with Company and the duties assigned to Executive, Executive would not otherwise have access to Confidential Information.

B        Confidential Information.
As used in this Agreement, "Confidential Information" means all information, data, and materials relating to any business or other activity of Company Parties (and any third party which the Company is under an obligation to keep confidential and that is maintained by the Company as confidential) or used by Company Parties or such third parties in their business or other activity, either now or in the future, including without limitation: (i) trade secrets, inventions, mask works, ideas, formulas, methods, processes, prototypes, models, source and object codes, data, know-how, improvements, discoveries, designs, and techniques developed, created, used or practiced by, conceived of, or reduced to practice by any employee or contractor of Company Parties (including by Executive in the course of Executive's employment with Company); (ii) information pertaining to development and business plans for Company Parties; information relating to relationships between Company Parties and other entities, including licenses and other contracts; information relating to released or unreleased products, marketing or promotional information; and any confidential or proprietary information that is circulated within Company Parties; (iii) reports and data developed or acquired by Company Parties; and
(iv) forms, policies, and other forms of written and non-written (including intangible) data, experience, and information, whether of a technical, operational, or economic nature relating to Company's business, services and employees. "Confidential Information" includes the Confidential Information of third parties that Company Parties are required to keep confidential. "Confidential Information" shall not include that information defined as Confidential Information above that: (i) entered the public domain without any breach of any obligation owed to Company Parties under this Agreement; (ii) became known to Executive from a source other than Company Parties and other than by the breach of an obligation of confidentiality owed to Company under this Agreement or under an agreement between Company and a third party; or (iii) was disclosed by Company to a third party without any obligation of confidence; or (iv) is required by law to be disclosed; provided, however, that (a) Executive agrees that if Executive has any questions as to what comprises such Confidential Information, or to whom, if anyone, outside Company it may be disclosed, Executive will consult with Executive's manager at Company and (b) in the event of a disputed disclosure, Executive shall bear the burden of proof of demonstrating that the Confidential Information falls within one of the above exceptions.

C        Irreparable Harm.
Executive expressly acknowledges and agrees that disclosure of the Confidential Information of Company Parties would severely affect Company's business and/or the business of Company's clients and provide the recipient of the Confidential Information with a substantial and unfair competitive advantage. Therefore, during the term of


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Executive's relationship with Company and at all times thereafter, regardless of the circumstances surrounding any termination of this relationship, Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use for any purpose (other than the furtherance of Company's business while Executive am in the employ of Company), or disclose to any person, any Confidential Information of Company Parties.

D        Return of Materials Upon Termination of Employment.
Upon termination of Executive's relationship with Company for whatever reason or at anytime prior to termination at Company's request, Executive shall immediately surrender and turn over to Company all tangible Confidential Information, including without limitation any and all Company Parties' documents, any and all computer programs (whether or not completed or in use), any and all lab notebooks created by me in the course of Executive's employment, any and all operating manuals or similar materials which constitute the systems, policies, and procedures, and methods of doing business developed by Company Parties, any other material on any media containing or disclosing any Confidential Information. In addition, Executive shall turn over all keys, equipment, identification or credit cards and all other property belonging to Company Parties. Executive understands that all such documents and materials are the sole property of Company Parties and that Executive shall not make or retain any copies thereof on any media. Executive will carry out all of the foregoing obligations no later than the first business day after Executive leaves the employ of Company.

VIII  ASSIGNMENT OF INVENTIONS

A        Assignment of Inventions.
Executive agrees to make prompt and full disclosure to Company (or any persons designated by it), will hold in trust for the sole benefit of Company, and, without further compensation, will assign exclusively to Company worldwide all Executive's right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein "Inventions") that Executive, solely or jointly, may conceive, develop, or reduce to practice that (a) relates to the business of the Company or any customer of or supplier to the Company; (b) results from tasks assigned to Executive by the Company; or (c) results from the use of premises or personal property owned, leased or contracted by the Company. In addition, Executive agrees that "Works" means all tangible work product, whether patentable or copyrightable or not, developed or under development by Executive, solely or jointly with others, at any time during Executive's employment by Company, including but not limited to Invention descriptions, specifications, compilations, programs, documentation, manuals, flow charts, diagrams, drawings, photographs, designs, business or marketing plans, articles for publication, contracts and reports. Executive agrees that the Works are to be deemed "works-made-for-hire," and that Company shall be deemed the author and, shall own all proprietary rights in the Works. Executive hereby irrevocably assigns and agrees to assign to Company all of Executive's right, title and interest in the Works worldwide.


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Executive further agrees to cooperate with Company as may be necessary or useful to obtain copyright, patent, and other proprietary property rights protection for the foregoing and to execute and deliver to Company such instruments as may reasonably be required to carry out the intent and purpose of this Agreement. Executive hereby waives and quitclaims to Company any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions or Works so assigned to Company.

Executive's obligation to assign shall not apply to any Invention about which Executive can prove all of the following: (a) it was developed entirely on Executive's own time; (b) no equipment, supplies, facility, or trade secret information of Company was used in its development; (c) it does not relate (i) directly to the business of Company or (ii) to the actual or demonstrably anticipated research or development of Company; and (d) it does not result from any work performed by Executive for Company. Executive will assign to Company or its designee all Executive's right, title, and interest in and to any and all Inventions full title to which may be required to be in the United States by any contract between Company and the United States or any of its agencies.

B        Existing Inventions.
Executive has attached as Exhibit B hereto a list to this Agreement describing all inventions belonging to Executive and made by Executive prior to Executive's employment with Company that Executive wishes to have excluded from this Agreement; provided, however, that Executive shall not include, and hereby represents and warrants that Executive has not included any information on Exhibit B which, by its disclosure to Company, would violate any confidentiality obligation owed by Executive to any third party, including a prior employer. If such confidentiality obligations exist with respect to certain prior inventions, Executive shall inform Company in writing that Executive has not listed all prior inventions on Exhibit B for that reason. If no such list is attached, Executive represents, by Executive's signature below, that there are no such prior inventions. If, in the course of Executive's employment at Company, Executive uses or incorporates into any Company product, process, or machine, an invention owned by Executive or in which Executive has an interest, Company is hereby granted and shall have an exclusive, royalty-free, irrevocable, worldwide license to make, have made, use, sell and import that invention without restriction as to the extent of Executive's ownership or interest. Executive represents that Executive has the full and exclusive right and power to grant to Company all of the foregoing license rights to all applicable inventions, and that Company's use of any such inventions will not violate any copyright, trade secret, or other proprietary right of any third party. Executive further agrees to indemnify, pay the defense costs of, and hold Company harmless from any damages or loss arising from a breach of the foregoing representation.

C        Documentation.
Executive will execute any proper oath or verify any proper document in connection with carrying out the terms of this Article VIII. If, because of Executive's mental or physical incapacity Company is unable to secure Executive's signature to apply for or to pursue any application for any United States or foreign patent or copyright covering inventions assigned to Company as stated above, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for Executive and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by Executive.

D.  CONFIRMATION OF DISCLOSURES REQUIRED UNDER SECURITIES LAWS
Since January 1, 1995, Executive has not: (a) filed, or has had filed against Executive, nor is Executive presently contemplating a filing of, nor is Executive aware that anyone else is presently contemplating a filing against Executive, of a petition under the federal bankruptcy laws or any state insolvency laws, nor has Executive had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of Executive, or any partnership of which Executive was a general partner at or within two years before the time of such filing, or of any corporation or business association of which Executive was an executive officer at or within two years prior to such filing; (b) been convicted in a criminal proceeding or been named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) been subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining Executive from, or otherwise imposing limits or conditions on Executive's engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.


IX       NON-SOLICITATION  AND NON-COMPETITION

A        Non-Solicitation.
While employed at Company and for a period of one (1) year from the termination of Executive's employment, Executive will not solicit or assist in the solicitation, induce or attempt to influence directly or indirectly any employee of Company to work for Executive or any other person or entity. For purposes of this Article IX, to "solicit or assist in the solicitation" shall include without limitation the following acts: (a) disclosing to any third party the names, backgrounds or qualifications of any of Company's employees or otherwise identifying them as potential candidates for employment, or (b) personally or through any other person approaching, recruiting, or otherwise soliciting employees of Company to work for any other Company.


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B        Non-Competition Agreement.
Executive agrees that because of the nature of Executive's association with Company Parties, Executive has and will have access to, have and will acquire, and will assist in developing confidential and proprietary information relating to the business and operations of Company Parties, which take place in every state of the United States. Executive acknowledge that such information is and will continue to be of central importance to the business of Company Parties, and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to Company Parties. Executive also acknowledges and agrees that an important part of Executive's duties will be to develop goodwill for Company through personal contacts with others and potential clients and affiliates, and there is a danger that this goodwill, a proprietary asset of Company, may follow Executive if and when Executive's relationship with Company is terminated. Executive accordingly agrees that in the event Executive's employment relationship expires or is terminated for any reason under Article VI of this Agreement ("Termination"), Executive shall comply with the provisions of this
Article IX.

Executive agrees that Executive shall not, during the term of Executive's employment with Company and for a period of one (1) year after Termination, directly or indirectly seek, solicit, enter into, or engage in, any employment, business, enterprise, agreement, or consulting arrangement with any other person or entity, that is at that time engaged in, or that Executive has reason to know has plans for future engagement in any direct or indirect competition with the business of Company or the demonstrated areas of future business interest of Company at any time during Executive's employment with Company, including, without limitation database design, delivery systems, customization routines, advertising sales and marketing techniques and development of business plans within the United States. This noncompetition agreement shall apply throughout the United States.

Executive agrees that the provisions of this Article IX do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Company Parties; that Company would not hire or continue to employ Executive if Executive did not agree to the provisions of this Article IX; that the scope of this Article IX is reasonable in terms of length of time and geographic scope; and that adequate consideration supports this Article IX.


X  ARBITRATION

The parties shall use reasonable good faith efforts to resolve any dispute relating to the subject matter of this Agreement or otherwise by negotiations or mediation. If negotiation and mediation fail, any party may submit any dispute concerning this Agreement to final and binding arbitration pursuant to the commercial rules of the American Arbitration Association. Arbitration shall take place in New York, New York. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be


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conducted by a single, neutral arbitrator appointed in accordance with the rules of the American Arbitration Association. The award of the arbitrator shall be enforceable according to the applicable provisions of New York law. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction or the arbitrator for prejudgment remedies and emergency relief in the form of a temporary restraining order pending final determination of a claim through arbitration in accordance with this Artilce X. The parties shall share the costs of arbitration equally. The arbitrator shall not have the power to award punitive, consequential, indirect, or special damages.


XI  MISCELLANEOUS PROVISIONS

         A. Entire Agreement: This Agreement contains all the understandings between the parties hereto and supersedes all prior discussions and agreements between the Company, on the one hand, and the Executive, on the other hand, with respect to the subject matter hereof.

         B. Modification; Waiver: This Agreement may not be modified, amended or supplemented except in writing and signed by the party against whom any modification, amendment or supplement is sought. No term or condition of this Agreement may be, or will be deemed to have been, waived except in writing by the party charged with the waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future act on anything other than that which is specifically waived.

         C. Severability: If any one or more of the provisions contained in this agreement will be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceablilty will not affect any other provision hereof.

         D. Assignment: This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

         E. Governing Law: The validity and effects of this Agreement shall be governed by and construed and enforceable in accordance with the laws of the State of New York without giving effect to its principals of conflicts of laws.

         F. Survivorship: The respective right and obligations of the parties hereunder that specifically provide for such survival shall survive any termination of this Agreement and the Executive's Employment Period hereunder for any reason to the extent necessary to the intended provision of such right and the untended performance of such obligations.

         G. ATTORNEY'S FEES

If any action at law or inequity is necessary to enforce or interpret the terms of this Agreement, each party shall pay its attorney's fees, and costs and expenses..


         H. Notices: Any notice or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, by hand delivery as follows:

                  If to the Company:

                  eMagin Corporation
                  2070 Route 52
                  Hopewell Junction, NY 12533
                  Attention: Gary W. Jones, President/CEO

                  If to the Executive:

                  Mr. Andrew P. Savadelis
                  44 Red Oak Way
                  Belle Mead, NJ 08502

                  Any notice or communication shall be deemed given or made when receipt acknowledge of notice by methods aforementioned is received.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.


         eMagin Corporation



         By:
            --------------------------------------
                  Gary W. Jones
                  President/CEO




         By:
            --------------------------------------
                  Andrew P. Savadelis

         Annex A:

         OPTIONS:

         As of the Closing Date, Executive shall be granted options for the purchase of 250,000 shares of Common Stock of the Company at an exercise price equal to the fair market value of the stock on the date of grant. The options shall have a term of (10) ten years. 50,000 options shall vest and become exercisable (6) six months after the Closing Date, 200,000 options shall vest monthly over a four year period for each uninterrupted month of full time employment beginning (6) six months after the Closing Date. Upon Executive's termination of employment with the Company for any reason, the Executive shall have 90 calendar days to exercise all vested options. Additional details of the plan governing the stock options are attached hereto as Exhibit A.

         30% of the Executive's vested options at the time of employment termination will be subject to lock-up for up to one year at the discretion of the Company. These locked options will be subject to forfeiture in the event the Executive makes any verifiable public or private statements regarding the company (that is not pre-approved and documented by the company for each individual disclosure event) during the year following the Executive's exit from the company. Following release from the Company's lock-up period, the Executive will have 90 days to exercise any options.

         Exhibit B

         Inventions of Executive prior to employment with eMagin Corporation.